For Immediate Release

                              January 17, 1997

                              For More Information Contact:

                                 John A. Becker
                                 President
                                 (618) 443-2166



                 CHARTER FINANCIAL, INC. REPORTS
                    $1.2 MILLION IN NET INCOME


     Charter Financial, Inc. reported net income for the first quarter of fiscal year 1997 of $1.2 million or $0.29 per share.
This compares with net income of $793,000 or $0.18 per share for the same period in fiscal year 1996.

     Return on average assets and return on average stockholders' equity were 1.21% and 8.10%, respectively, for the first quarter of fiscal year 1997 compared to 1.08% and 8.70% for the first quarter of fiscal year 1996.

     Charter Financial's total assets increased $82.9 million, or 27.9%, to $380.1 million at December 31, 1996, from $297.1 million at December 31, 1995. The increase was primarily the result of the acquisition of Community Savings Bank and the origination and purchase of loans as well as the purchase of investment securities.

     Charter Financial's net interest income increased $556,000, or 20.4%, to $3.3 million for the first quarter of fiscal year
1997 compared to $2.7 million for the same period in fiscal year
1996.

     The provision for losses on loans of the first quarter was $111,000 compared to $30,000 for the same period in fiscal year 1996. The higher provision was necessary to reflect the increase in the loan portfolio as well as the composition of the loan portfolio.

PAGE

     Noninterest income increased by $254,000, or 69.9%, to $618,000 for the quarter ended December 31, 1996, compared to $364,000 for the quarter ended December 31, 1995. Noninterest income for the first quarter of fiscal year 1997 reflected increased late charges and other loan fees, gain on sale of investments, deposit account fees and other noninterest income.

     Noninterest expense for the first quarter of fiscal year 1997 increased $150,000, or 8.9%, to $1.9 million compared to $1.7 million for the same period in fiscal year 1996. The increase is primarily attributed to an increase in office building and equipment, data processing, amortization of cost in excess of fair value of net assets acquired and other noninterest expense which increases were partially offset by a decrease in compensation and employee benefits and a decrease in deposit insurance premium.

     During the first quarter of fiscal year 1997, Charter Financial established a $128,000 reserve for potential losses associated with Charter Bank, S.B.'s relationship with FTA Card Services, Inc., the third-party creditcard servicer which administrates Charter Bank, S.B.'s creditcard program.

     All financial information reported for the three month period ended December 31, 1996 and December 31, 1995, are on an unaudited basis.

     The book value per share of Charter Financial, Inc. Common
Stock at December 31, 1996, was $13.60. The tangible book value per share at December 31, 1996, was $12.60.

     Charter Financial, Inc. announced that its wholly-owned subsidiary, Charter Bank, S.B., completed its acquisition of Home Federal Savings Bank, Carbondale, Illinois, as of the close of business on January 15, 1997. Pursuant to the Agreement and Plan of Merger, each stockholder of Home Federal Savings Bank received $21 in cash for each share they held at the completion of the acquisition. The acquisition price totalled $6.3 million. Assets of Charter Bank, S.B., totaled approximately $403.8 million after the closing.

     John A. Becker, President and Chief Executive Officer of Charter Bank, stated "We are extremely please to have completed the acquisition of Home Federal Savings Bank. We believe that the acquisition will further strengthen our presence in Southern Illinois and provide enhanced services to the communities served by Charter Bank. In addition, the acquisition illustrates our commitment to improve Charter Bank's franchise and provide stockholders with long-term value. We look forward to the opportunity to further serve the financial needs of the Carbondale community."

PAGE

     Charter Bank will make its entire line of financial products, including free checking, credit cards and home equity lines of credit, available in the new facility. In addition, the professional staff will continue to provide customers with the quality service and commitment they have come to expect.

     John A. Becker, President and Chief Executive Officer of the Company, stated that the Board of Directors has authorized a repurchase program, subject to regulatory approval. Mr. Becker, stated that the repurchase will include shares to fund the Charter Financial, Inc., 1997 Recognition and Retention Plan.

     According to Mr. Becker, the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases. No shares will be repurchased from directors or officers of the Company. Mr. Becker explained that the price to be paid for the shares purchased on the open market will not exceed the greater of the highest independent bid or independent sales price of the Company's stock on the Nasdaq National Market. The number of shares to be purchased in the open market during any day generally is not to exceed 25% of the average daily trading volume of the Common Stock, except for block purchases.

     Charter Financial, Inc. is the holding company of Charter
Bank, S.B., which has eight offices located in Sparta, Carbondale, Murphysboro, Steeleville, Anna, DuQuoin and Marion,
Illinois. The Common Stock of Charter Financial, Inc. is listed in the NASDAQ Market under the symbol CBSB.

                   (Financial Tables Attached)

PAGE

              CHARTER FINANCIAL, INC. AND SUBSIDIARY

                                         December 31
                                 ---------------------------
                                 1996                   1995
                                 ----                   ----
                             (unaudited)             (unaudited)
                                       (In Thousands)
Selected Financial Condition
  Data:
   Total assets                  $380,051               $297,120
   Loans receivable, net          272,302                201,223
   Investments, net (1)           74,587                  70,167
   Mortgage-backed securities,
     net                          15,901                  15,734
   Deposits                      258,074                 196,643
   Borrowed money                 59,857                  33,011
   Stockholders' equity           57,834                  64,083

(1) Includes Federal Home Loan Bank stock and interest-bearing deposits.
                                 For the Three Months Ended
                                         December 31
                                 ---------------------------
                                 1996                   1995
                                 ----                   ----
                             (unaudited)             (unaudited)
                                       (In Thousands)
Selected Operating Data:
   Interest Income               $7,156                 $5,690
   Interest expense               3,880                  2,970
                                  -----                  -----
      Net interest income         3,276                  2,720
   Provision for losses on loans    111                     30
                                  -----                  -----
      Net interest income after
      provision for losses on
      loans                       3,165                  2,690
   Noninterest income               618                    364
   Noninterest expense            1,851                  1,700
                                  -----                  -----
      Income before income
      taxes                       1,932                  1,354
   Income taxes                     772                    561
                                  -----                  -----
      Net income                 $1,160                 $  793

Earnings per share:              $ 0.29                 $ 0.18
                                  -----                  -----
                                  -----                  -----